Exhibit 3.47

          State of Delaware

          Secretary of State

      Division of Corporations

Delivered 01:01 PM 06/18/2004

  FILED 12:52 PM 06/18/2004

SRV 040451440 – 2876628 FILE

CERTIFICATE OF MERGER

OF

LAKER ACQUISITION CORP. I

WITH AND INTO

INTERPORE INTERNATIONAL, INC.

********

In accordance with provisions of Section 251 of the

General Corporation Law of the State of Delaware

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Interpore International, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge Laker Acquisition Corp. I, a Delaware corporation, with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Laker Acquisition Corp. I	Delaware

Interpore International, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger ( “Merger Agreement”) dated as of March 7, 2004, by and among Biomet, Inc., Laker Acquisition Corp. 1 and Interpore International, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

THIRD: That the corporation surviving the merger is Interpore International, Inc., which shall be renamed to be Interpore Spine Ltd. upon the filing of this certificate of merger (the “Surviving Corporation”).

FOURTH: That the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and made a part hereof.

FIFTH: That an executed copy of the Merger Agreement is on file at an office of the Surviving Corporation, the address of which is Interpore Spine Ltd., 181 Technology Drive Irvine, California 92618.

SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That the merger shall be effective immediately upon the filing of this Certificate of Merger.

Dated: June 18, 2004

INTERPORE INTERNATIONAL, INC.

By:	/s/ David C. Mercer
Name: Title:	David C. Mercer CEO

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          State of Delaware

          Secretary of State

      Division of Corporations

Delivered 01:01 PM 06/18/2004

  FILED 12:52 PM 06/18/2004

SRV 040451440 – 2876628 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERPORE INTERNATIONAL, INC.

* * * * *

Interpore International, Inc., was incorporated in the State of Delaware on March 26, 1998 under the name of Interpore Delaware, Inc. The within Amended and Restated Certificate of Incorporation of the corporation was duly adopted by the directors and stockholders of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE ONE

The name of the corporation is Interpore Spine Ltd.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ARTICLE ELEVEN

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

* * * *

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IN WITNESS WHEREOF, for the purpose of restating and integrating and further amending the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury the undersigned does hereby declare and certify that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 18th day of June, 2004.

INTERPORE INTERNATIONAL, INC. a Delaware corporation

By:	/s/ David C. Mercer
Name:	David C. Mercer
Title:	CEO

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